Exhibit 99.1

rue21, inc. Announces First Quarter Fiscal Year 2013 Financial Results

Warrendale, PA – June 5, 2013 – rue21, inc. [NASDAQ: RUE] today announced its financial results for the first quarter ended May 4, 2013.

First Quarter Summary:

For the first quarter of fiscal 2013, net sales increased 9.1% to $224.4 million from $205.6 million a year ago, including a comparable store sales decrease for the quarter of 4.6% following a 1.7% increase in the first quarter of fiscal 2012. The Company opened 41 new stores in the first quarter of fiscal 2013 compared to 40 new stores in the first quarter of fiscal 2012. Gross profit increased by $10.0 million in the first quarter of 2013 to $89.7 million as compared to $79.7 million in the first quarter of fiscal 2012. Gross margin increased 120 bps to 40.0% for the quarter from 38.8% from the first quarter of fiscal 2012. Selling, general and administrative expense increased 18.4%, or $9.9 million, to $63.7 million in the first quarter of 2013 as compared to $53.8 million in the first quarter of 2012. As a percentage of net sales, selling, general and administrative expense increased to 28.4% in the first quarter of 2013 as compared to 26.2% in the first quarter of 2012. The increase was primarily due to deleveraging of store payroll, stock compensation expenses, and e-commerce expenses. E-commerce start-up costs related to planning and designing the e-commerce business, which is expected to begin operations by the end of the year, were $0.7 million in the first quarter of fiscal 2013. Net income decreased 6.9%, or $0.8 million, to $10.8 million for the first quarter, and diluted earnings per share were $0.44 compared to earnings per share of $0.46 in the first quarter of 2012.

Bob Fisch, rue21’s President and CEO, stated: “Despite a challenging environment which impacted our first quarter financial results, we are proud to have achieved another 41 successful new store openings, gross margin expansion of 120 basis points, and an increase in gross profit. We also feel positive about the continued progress we made this past quarter on our long term goals, which include opening profitable new stores in underserved markets and moving up the launch of our e-commerce site to the fourth quarter. We are confident that going forward we will be able to continue to produce the consistent productivity and profitability gains that our team is so proud to have delivered over the past 10 years.”

Impact of 53rd Week in Fiscal 2012 on Comparable Store Sales in Fiscal 2013:

Fiscal 2012 included an extra week in the fourth quarter of the year (the 53rd week). For comparable sales reporting in the first quarter of fiscal 2013, sales are compared to the thirteen week period ended May 5, 2012.

Stock Repurchase Program:

During the first quarter of fiscal 2013, the Company repurchased 351,703 shares for $10.4 million. The stock repurchase program was suspended on May 23, 2013.

Apax Partners Transaction:

On May 23, 2013, rue21 announced that it had entered into a definitive agreement under which funds advised by Apax Partners, a global private equity firm, will acquire all outstanding shares of rue21 for $42.00 per share in cash, or a total of $1.1 billion. As part of the agreement, the Special Committee of rue21’s Board of Directors, with the assistance of its advisors, is conducting an initial 40-day “go-shop” process during which it is actively soliciting, evaluating and potentially entering into negotiations with any parties willing to offer a superior acquisition proposal. Pending the outcome of the go-shop process, the transaction is expected to close before the end of calendar 2013, subject to approval by the majority of the stockholders unaffiliated with the SKM II funds, rue21’s largest stockholder, as well as customary closing conditions.

Outlook:

For fiscal 2013, the Company is lowering its prior guidance based on first quarter results and expects diluted earnings per share to be in the range of $1.98 to $2.03 versus its previous guidance of $2.00 to $2.05, and as compared to $1.76 in fiscal 2012. This incorporates 24.2 million average diluted shares expected for fiscal 2013 as compared to 24.9 million average diluted shares in fiscal 2012. For the second quarter of fiscal 2013, the Company currently expects low single digit comparable store sales. Diluted earnings per share for the second quarter are expected to be in the range of $0.51 to $0.53, including $0.03 relating to e-commerce, versus $0.36 in the second quarter last year.

Conference Call Information:

A conference call to discuss first quarter fiscal 2013 financial results is scheduled for today, June 5, 2013 at 4:30 PM Eastern Time. To participate, dial toll-free (877) 723-9522 or (719) 325-4789 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 934 stores in 47 states. Learn more at www.rue21.com

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings, growth strategies and statements relating to the Apax Partners transaction and the go-shop process, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed February 2, 2013, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It:

In connection with the proposed transaction, rue21 intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) and mail it to its stockholders. Stockholders of rue21 are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about rue21, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by rue21 with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by rue21 by directing a written request to rue21, Attention Corporate Secretary, 800 Commonwealth Drive, Warrendale, Pennsylvania, 15086.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of rue21. rue21, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of rue21 in connection with the proposed merger. Information about those executive officers and directors of rue21 and their ownership of rue21 common stock is set forth in the rue21 proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2013, and its Annual Report on Form 10-K for the year ended February 2, 2013, which was filed with the SEC on April 3, 2013. These documents may be obtained for free at the SEC’s website at www.sec.gov, and from rue21 by contacting rue21, Attention Corporate Secretary, 800 Commonwealth Drive, Warrendale, Pennsylvania, 15086. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that rue21 intends to file with the SEC.

rue21, inc. and subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended
	May 4, 2013	April 28, 2012
	(Unaudited)
	(in thousands, except per share data)
Net sales	$224,375	$205,615
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	134,676	125,934

Gross profit	89,699	79,681
Selling, general, and administrative expense	63,708	53,796
Depreciation and amortization expense	9,045	7,528

Income from operations	16,946	18,357
Interest income, net	(5)	(30)

Income before income taxes	16,951	18,387
Provision for income taxes	6,153	6,785

Net income	$10,798	$11,602

Basic income per common share	$0.46	$0.47
Diluted income per common share	$0.44	$0.46
Weighted average basic common shares outstanding	23,724	24,480
Weighted average diluted common shares outstanding	24,355	25,119

rue21, inc. and subsidiaries

Consolidated Balance Sheets

	May 4, 2013	February 2, 2013	April 28, 2012
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$55,696	$43,519	$51,845
Short term investments	—	20,000	30,000
Accounts receivable	8,739	10,555	9,864
Merchandise inventory, net	168,198	157,269	131,892
Prepaid expenses and other current assets	15,629	13,905	12,133
Deferred tax assets	5,846	5,910	6,064

Total current assets	254,108	251,158	241,798
Property and equipment, net	153,017	144,852	126,650
Other assets	4,071	3,499	3,680

Total assets	$411,196	$399,509	$372,128

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$114,438	$108,760	$104,321
Accrued expenses and other current liabilities	19,497	24,202	18,401
Accrued payroll and related taxes	10,517	8,932	7,715
Deferred rent and tenant allowances, current portion	10,558	10,228	9,324
Accrued income and franchise taxes	5,231	126	10,667

Total current liabilities	160,241	152,248	150,428

Non-current liabilities:
Deferred rent, tenant allowances and other long-term liabilities	61,978	59,325	53,190
Deferred tax liabilities	8,075	9,625	7,523
Total non-current liabilities	70,053	68,950	60,713

Commitments and Contingencies	—	—	—

Stockholders’ equity:
Preferred stock– par value $0.001 per share, 10,000 shares authorized; none issued or outstanding	—	—	—
Common stock– par value $0.001 per share; 200,000 shares authorized; 24,761, 24,694 and 24,493 shares issued and 23,530, 23,755 and 24,493 outstanding, respectively.	25	25	24

Additional paid in capital	51,132	50,281	39,858
Treasury stock, 1,240, 939 and 0 shares, respectively	(34,457)	(25,399)	—
Retained earnings	164,202	153,404	121,105

Total stockholder’s equity	180,902	178,311	160,987
Total liabilities and stockholders’ equity	$411,196	$399,509	$372,128

Contact:

Joseph Teklits / Jill Gaul

ICR, Inc

203-682-8200

jill.gaul@icrinc.com

jteklits@icrinc.com